Bitwise Funds Trust 485APOS

Exhibit 99(e)(2)

EXHIBIT A

Bitwise Web3 ETF

Bitwise Bitcoin Strategy Optimum Roll ETF

Bitwise Ethereum Strategy ETF

Bitwise Bitcoin and Ether Equal Weight Strategy ETF